MUNIYIELD MICHIGAN FUND, INC.

Articles of Amendment to Articles Supplementary creating one series of
Auction Market Preferred Stock® ("AMPS®")

    MUNIYIELD MICHIGAN FUND, INC., a Maryland corporation having its principal Maryland office in the City of Baltimore (the “Corporation”), certifies to the Maryland State Department of Assessments and Taxation that:

    FIRST: Except as amended hereby, the Charter shall remain in full force and effect.

    SECOND: The following Articles of Amendment to the Articles Supplementary (“Articles of Amendment”) has been effected in the manner and by the vote required by the Corporation’s Charter and the laws of Maryland. Pursuant to Section 2-605 of the Maryland General Corporation Law, the Articles of Amendment as set forth below has been duly advised, approved and adopted by a majority of the entire Board of Directors of the Corporation, and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the Corporation’s stockholders.

    THIRD: The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

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    FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption have not been changed by these Articles of Amendment.

     FIFTH: The Articles Supplementary, filed on April 7, 1992, and the Articles Supplementary, filed on December 1, 1994, each as amended by the Articles of Amendment to the Articles Supplementary, filed on December 1, 1994, each creating 1,100 shares of Auction Markets Preferred Stock of the Corporation (collectively, the “Articles Supplementary”), are hereby amended by these Articles of Amendment as follows:

1.   The first paragraph under Designation is deleted in its entirety and replaced by the following:

     A series of 2,200 shares of preferred stock, par value $.05 per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, is hereby designated “Auction Market Preferred Stock, Series A” and shall consist of 1,100 shares initially authorized for issuance and issued pursuant to the Articles Supplementary, dated April 6, 1992, and an additional 1,100 shares initially authorized for issuance and issued pursuant to the Articles Supplementary, dated November 30, 1994, each as amended by the Articles of Amendment to the Articles Supplementary, dated November 30, 1994 (sometimes referred to herein as “AMPS”); each share of AMPS shall have such other preferences, voting powers, limitations as to dividends, qualifications and terms and conditions of

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redemption as are set forth in these Articles Supplementary. The Auction Market Preferred Stock, Series A shall constitute a separate series of preferred stock of the Corporation, and each share of Auction Market Preferred Stock, Series A shall be identical.

2.  The definition of “AMPS” in Section 1(a) is deleted in its entirety and replaced with the following: “AMPS” means the Auction Market Preferred Stock, Series A.

    The Vice President and Treasurer acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation’s Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

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    IN WITNESS WHEREOF, MUNIYIELD MICHIGAN FUND, INC. has caused these Articles to be signed in its name and on its behalf by its Vice President and Treasurer, a duly authorized officer of the Corporation, and attested by its Secretary as of February 26, 2002.

MUNIYIELD MICHIGAN FUND, INC.

By: Donald C. Burke
Name: Donald C. Burke Title: Vice President and Treasurer

Attest: /s/Alice A. Pellegrino
Name: Alice A. Pellegrino
Title: Secretary

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